FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces First Quarter 2021 Financial Results

PITTSBURGH, April 29, 2021 - The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the first quarter of 2021. FHLBank recorded net income of $38.1 million, and the Board of Directors declared dividends of 5.75 percent annualized on activity stock and 2.50 percent annualized on membership stock. Dividends are payable to stockholders on April 30, 2021.

“In the first quarter, FHLBank experienced expected changes to the use of our credit products, most notably a decline in advance balances as a result of COVID-19-related stimulus," said Winthrop Watson, President and Chief Executive Officer. "The use of our letters of credit and Mortgage Partnership Finance® Program, however, remained steady, and FHLBank continues to be available to support our members' liquidity and business needs.”

Highlights for the first quarter of 2021 include:

▪Net income of $38.1 million
▪Net interest income of $58.0 million
▪Advances at $19.3 billion
▪Letters of credit at $19.0 billion
▪Retained earnings at $1.4 billion

Operating Results

FHLBank’s net income totaled $38.1 million for the first quarter of 2021, compared to $35.9 million for the first quarter of 2020. First quarter 2021 performance allowed FHLBank to set aside $4.4 million for affordable housing programs.

The $2.2 million increase in net income was driven primarily by the following:

▪Net interest income was $58.0 million for the first quarter of 2021, a decline of $37.7 million from $95.7 million during the same period in 2020.
–Interest income was $124.6 million for the first quarter of 2021, compared to $465.9 million for the first quarter of 2020. This decrease was largely the result of lower average interest-earning asset balances as well as lower yields, driven by lower short-term interest rates.
–Interest income also included net prepayment fees on advances of $7.8 million for the first quarter of 2021, compared with $0.5 million for the first quarter of 2020.
–Interest expense was $66.6 million for the first quarter of 2021, compared to $370.2 million in the same prior-year period. This decrease was primarily the result of lower average consolidated obligations balances as well as lower rates paid, driven by lower short-term interest rates.

▪Other noninterest income was $9.4 million in the first quarter of 2021, compared to a loss of $31.3 million in the same prior-year period. This $40.7 million increase was driven primarily by net gains on derivatives and hedging activities, partially offset by net losses on investment securities.
▪The provision (benefit) for credit losses in the first quarter of 2021 was a benefit of $1.1 million, compared with a provision of $3.4 million in the first quarter of 2020. The change in the provision (benefit) is primarily due to improvements in FHLBank’s assumptions, including forecasted housing prices, which are used to estimate expected credit losses.
▪Other expenses increased $5.6 million to $26.0 million for the first quarter of 2021, compared with the same prior-year period. There were two primary drivers of the increase. FHLBank made a voluntary contribution to its defined benefit pension plan in the first quarter of 2021 but made no such contribution in the first quarter of 2020. In addition, there was an increased mark-to-market impact on deferred compensation.

Balance Sheet Highlights

At March 31, 2021, total assets were $40.9 billion, compared with $47.7 billion at Dec. 31, 2020. The decrease was primarily due to decrease in advances, which totaled $19.3 billion at March 31, 2021, compared to $25.0 billion at year-end 2020.

Total capital at March 31, 2021, was $2.9 billion, compared to $3.0 billion at Dec. 31, 2020. Retained earnings at March 31, 2021, was $1.4 billion, relatively unchanged from year-end 2020. Retained earnings at March 31, 2021 and Dec. 31, 2020 included $457.4 million of restricted retained earnings. At March 31, 2021, FHLBank had total regulatory capital of $2.8 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.75 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 2.50 percent. These dividends will be calculated on stockholders’ average balances during the period Jan. 1, 2021, to March 31, 2021, and credited to stockholders’ accounts on April 30, 2021.

Detailed financial information regarding first quarter 2021 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which FHLBank anticipates filing no later than May 13, 2021.

COVID-19

During the pandemic, FHLBank's leadership and Board of Directors have remained focused on the health and safety of our staff and being a reliable, readily available liquidity provider to our members. FHLBank is well-capitalized and has remained fully operational during the pandemic. FHLBank continues to monitor guidance from government authorities to determine the time and manner in which staff can return to our office locations. In addition, FHLBank consistently monitors member credit quality; to date no material deterioration due to the pandemic or other has occurred.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligation for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

“Mortgage Partnership Finance” is a registered trademark of the Federal Home Loan Bank of Chicago.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	March 31, 2021	December 31, 2020
ASSETS:
Cash and due from banks	$540.9	$1,036.5
Investments	15,912.1	16,522.7
Advances	19,272.4	24,971.1
Mortgage loans held for portfolio, net	4,866.2	4,886.2
All other assets	322.7	296.4
Total assets	$40,914.3	$47,712.9

LIABILITIES:
Consolidated obligations	$36,373.8	$43,364.8
All other liabilities	1,685.5	1,306.2
Total liabilities	38,059.3	44,671.0

CAPITAL:
Capital stock	$1,328.7	$1,527.8
Retained earnings	1,393.0	1,376.8
Accumulated other comprehensive income	133.3	137.3
Total capital	2,855.0	3,041.9
Total liabilities and capital	$40,914.3	$47,712.9

	For the three months ended March 31,
Condensed Statement of Income	2021	2020
Total interest income	$124.6	$465.9
Total interest expense	66.6	370.2
Net interest income	58.0	95.7

Provision (benefit) for credit losses	(1.1)	3.4
Gains (losses) on investments	(10.9)	62.5
Gains (losses) on derivatives and hedging	13.7	(97.4)
All other income	6.6	3.6
All other expense	26.0	20.4
Income before assessments	42.5	40.6

AHP assessment	4.4	4.7
Net income	$38.1	$35.9

# # #